EXHIBIT 10.51C

SEPARATION AGREEMENT WITH BRET C. GRIESS

THIS SEPARATION AGREEMENT (the "Agreement") is made and entered into on August 26, 2020, by and among CSG SYSTEMS INTERNATIONAL, INC.  ("CSGS"), a Delaware corporation, CSG SYSTEMS, INC. ("Systems"), a Delaware corporation, and BRET C. GRIESS (the "Executive"). CSGS and Systems collectively are referred to in this Agreement as the "Company."

WITNESSETH:

WHEREAS, Executive and the Company have previously entered into an Amended and Restated Employment Agreement dated November 19, 2015, and as further amended on November 17, 2016 (the "Employment Agreement"), pursuant to which Executive currently serves as President and Chief Executive Officer of the Company; and

WHEREAS, the Executive will resign from the Company which will include, among other things, relinquishing the position of President and Chief Executive Officer; and

WHEREAS, when effective, such resignation will give rise to certain rights under the Employment Agreement; and

WHEREAS, the Company and the Executive have agreed to terminate the Executive’s employment under Paragraph 10(d) of the Employment Agreement, and the Company and Executive mutually desire to arrange for such termination to be accomplished upon terms and conditions intended both to provide Executive with certain compensation and benefits and to provide for an orderly transition of Executive's duties within the Company;

NOW, THEREFORE, in consideration of the terms and provisions set forth in this Agreement and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Company and Executive agree as follows:

1.	Separation Pursuant to Paragraph 10(d) of the Employment Agreement. The Company and the Executive agree to terminate the Executive’s employment under Paragraph 10(d) of the Employment Agreement.

2.

Resignation; Continued Employment for Transition Services.  Executive will continue his employment as President and Chief Executive Officer of the Company under and pursuant to the terms of the Employment Agreement until December 30, 2020 (the "Executive Officer Resignation Date"), and on such date Executive will cease to be President and Chief Executive Officer of the Company.

Executive will continue his employment as a non-executive employee of the Company after the Executive Officer Resignation Date through March 31, 2021 (the "Employment Termination Date"), and the Company agrees in all events (other than Executive's death or termination for Cause) to continue Executive's employment from the date of this Agreement through the Employment Termination Date regardless of any disability of

Executive and will not take any action to terminate the employment of Executive prior to the Employment Termination Date, except for Cause and only in the event that Cause actually exists. Until the Executive Officer Resignation Date, Executive will continue to have the responsibilities, duties, and authorities currently associated with his positions as President and Chief Executive Officer of the Company.

After the Executive Officer Resignation Date, and through the Employment Termination Date, Executive's employment will be in a non-executive, non-officer capacity solely to assist, as requested by the Chief Executive Officer (or Interim Chief Executive Officer as the case may be) of the Company, with the transition of his previous duties to other employees of the Company. After the Executive Officer Resignation Date, Executive (i) will not have any duties or perform any functions for the Company or any subsidiary or affiliate of the Company corresponding to the duties or functions of an officer of the Company or any subsidiary or affiliate of the Company; except, however, activities related to Executive’s resignation or removal from positions with any direct or indirect subsidiaries or affiliates of the CSGS other than Systems, and (ii) will not perform any policy-making functions for the Company or any subsidiary or affiliate of the Company.  Executive hereby resigns as an officer of and from all other positions with CSGS and Systems, effective on the Executive Officer Resignation Date, and the Company accepts such resignation. The Company and Executive will use their respective best efforts to effect Executive's resignation or removal from all positions with any direct or indirect subsidiaries or affiliates of CSGS other than Systems as soon as practicable after the Executive Officer Resignation Date.

(a)	Compensation in Respect of Continued Employment.

(i)

Compensation from Executive Officer Resignation Date to Employment Termination Date.   Executive's perquisites, and expense reimbursements under Paragraphs 6, 7, and 8 of the Employment Agreement from the Executive Officer Resignation Date through the Employment Termination Date will remain the same as those in effect on the date of this Agreement as a non-executive employee of the Company.  The Executive’s base salary from the Executive Officer Resignation Date through the Employment Termination Date will be adjusted to an annual rate equal to fifty percent (50%) of his base salary in effect as of the date of this Agreement.  Such salary and employee benefit programs will continue to be administered in accordance with the Company's regular payroll practices.

(ii)

Annual Incentive Bonus Eliminated. The Executive will not be entitled to any amounts for his annual incentive bonus for 2021, as described under Paragraph 5 of the Employment Agreement; provided, however, and for clarification purposes, the Executive will be entitled to any annual incentive bonus earned for 2020 (the “2020 Bonus”) that will be paid in 2021 and any requirement in his Employment Agreement that the effective date of his resignation be December 31st in order to be entitled to receive the 2020 Bonus is hereby waived.  The foregoing notwithstanding, if the 2020 Bonus is not calculated and paid to Executive by March 15, 2021, the Executive Bonus shall be included in the Delayed Payment, as defined in Paragraph 5(b) below.

(iii)

Equity Incentives. Effective on the Executive Officer Resignation Date, all of Executive's then existing unvested shares of Restricted Stock Awards (as shown in the table below) and all related accrued dividends (“Unvested RSAs”) from the Company (symbol: CSGS) will automatically vest in full and be earned and distributed to Executive in accordance with their terms.

Date of Award	Number of Unvested RSAs
02/23/2017	7,525
02/22/2018	19,592
03/10/2019	76,550
03/10/2020	94,044

Total	197,711

(iv)

Stock Ownership Guideline Termination. The Company has a policy in effect whereby the Executive is required to hold shares equivalent to three times his base salary. The Company agrees that such stock holding requirement will no longer apply to Executive after the Executive Officer Resignation Date. However, Executive shall continue to comply with all applicable securities and other laws and Company policies with respect to dispositions of CSGS stock.

(v)

Electronic Devices. As of the Employment Termination Date, Executive shall be entitled to retain as his own property the Company-owned computer, iPad, and iPhone which he currently uses and all personal information contained on each such device, including Outlook Contacts and Calendar entries. The Company shall have its IT department remove all confidential or proprietary material from such devices, and the office of the CISO shall audit such devices for compliance.

(vi)	Personal Effects. The Company shall arrange for the professional packing of Executive's personal effects in his office and the shipment of such items to his personal residence.

(b)

Death of Executive. If Executive dies prior to the date on which he becomes entitled to receive (and has received) all compensation and benefits which he is due under Paragraph 10(d) of the Employment Agreement, the Unvested RSAs, or this Agreement (without duplication), then the Company shall pay to his estate all such compensation when otherwise due, and all such equity and benefits when otherwise payable, as though Executive had not died.

3.

Definition of "Cause". For purposes of this Agreement, "Cause" means only (i) Executive's confession or conviction of theft, fraud, embezzlement, or other crime involving dishonesty associated with the Company, (ii) Executive's certification of materially inaccurate financial or other information pertaining to the Company or any of the subsidiaries of the Company with actual knowledge on the part of Executive that such financial or other information was inaccurate, (iii) Executive's refusal or willful failure to cooperate with an investigation by a governmental agency pertaining to the financial or other business affairs of the Company or any of the subsidiaries of the Company unless such refusal or willful failure is based upon a written directive of the Board of Directors of CSGS or the written advice of counsel, (iv) a material breach by Executive of any of his fiduciary duties to the Company or any of the subsidiaries of the Company and, if such breach is curable, Executive's  failure to cure such  breach within ten  (10) days after Executive's receipt of a written notice from the Board of Directors of CSGS setting forth in reasonable detail the particulars of such breach, or (v) willful and material misconduct or fraud on the part of Executive in the performance of Executive's duties under this Agreement as determined in good faith by the Board of Directors of CSGS.

4.

Continuing Obligations. The following provisions of the Employment Agreement are incorporated in this Agreement by this reference and will remain in effect from and after the Employment Termination Date as follows:

(a)

Nondisclosure. Paragraph 11 of the Employment Agreement (regarding the nondisclosure of confidential information, trade secrets, or proprietary data) will remain in effect in accordance with its provisions.

(b)	Non-Solicitation of Employees. Paragraph 18 of the Employment Agreement (regarding the non-solicitation of employees) will remain in effect in accordance with its provisions.

(c)	Post-Termination Noncompetition. Paragraph 19 of the Employment Agreement (regarding post-termination noncompetition) shall be amended as follows:

Post-Termination Noncompetition.  Because the Confidential Information known to or developed by the Executive during his employment by the Companies encompasses at the highest level information concerning the plans, strategies, products, operations, and existing and prospective customers of the Companies and their respective subsidiaries and could not practically be disregarded by the Executive, the Executive acknowledges that his provision of executive services to a “Competitor,” which for purposes of this agreement shall mean only Amdocs Limited, Huawei, Zuora, West Corporation and/or NEC/Netcracker, or any successor companies of any of them as a result of consolidation, combination, merger, and/or acquisition, soon after the termination of the Executive's employment by the Companies would inevitably result in the use of the Confidential Information by the Executive in his performance of such services, even if the Executive were to use his best efforts to avoid such use of the Confidential Information.  To prevent such use of the Confidential Information and the resulting unfair competition and wrongful appropriation of the goodwill and other valuable proprietary interests of the Companies and their respective subsidiaries, the Executive agrees that for a period equal to the number of weeks of any severance payment his is entitled to receive from the Companies, but in no case to exceed one (1) year, after the termination of his employment by the Companies for any reason, whether voluntarily or involuntarily and with or without cause, the Executive will not, directly or indirectly:

(a)engage with a Competitor, whether as an employee, agent, consultant, independent contractor, owner, partner, member, or otherwise, in a business activity which then competes in a material way with a business activity then being actively engaged in by the Companies (or either of them) or any of their respective subsidiaries;

(b)solicit, or recommend to any other person that they solicit, any then customer of the Companies (or either of them) or any of their respective subsidiaries, which customer also was a customer of the Companies or any of their respective subsidiaries at any time during the one (1) year period prior to the termination of the Executive's employment by the Companies, for the purpose of obtaining the business of such customer in competition with the Companies (or either of them) or any of their respective subsidiaries; or

(c)induce or attempt to induce any then customer or prospective customer of the Companies (or either of them) or any of their respective subsidiaries to terminate or not commence a business relationship with the Companies (or either of them) or any of their respective subsidiaries.

The Companies and the Executive acknowledge and agree that the restrictions contained in this Paragraph 19 are both reasonable and necessary in view of the Executive's positions with the Companies and that the Executive's compensation and benefits under this agreement are sufficient consideration for the Executive's acceptance of such restrictions.  Nevertheless, if any of the restrictions contained in this Paragraph 19 are found by a court having jurisdiction to be unreasonable, or excessively broad as to geographic area or time, or otherwise unenforceable, then the parties intend that the restrictions contained in this Paragraph 19 be modified by such court so as to be reasonable and enforceable and, as so modified by the court, be fully enforced.  Nothing contained in this paragraph shall be construed to preclude the investment by the Executive of any of his assets in any publicly owned entity so long as the Executive has no direct or indirect involvement in the business of such entity and owns less than two percent (2%) of the voting equity securities of such entity.  Nothing contained in this paragraph shall be construed to preclude the Executive from becoming employed by or serving as a consultant to or having dealings with a publicly owned entity one of whose businesses is a competitor of the Companies (or either of them) or any of the respective subsidiaries of the Companies so long as such employment, consultation, or dealings do not directly or indirectly involve or relate to the business of such entity which is a competitor of the Companies (or either of them) or any of the respective subsidiaries of the Companies.

5.

Non-Disparagement. Neither the Executive nor the Company’s Board of Directors, Executive Committee members or its Investor/Public Relations team shall directly or indirectly make or authorize any disparaging statement (verbal, written or otherwise) to any person or entity concerning the other party’s reputation, business, practices, services, operations, officers, directors, shareholders, managers, members, resources, employees or agents. This includes refraining from defaming, libeling, disparaging or otherwise making statements which would place the other party in a negative light including, without limitation, in any public forum including newspaper, magazine, periodical, book, television broadcast, motion picture, videotape, film, play, interview, weblog, chat rooms, e-mails or other medium associated with the world wide web and/or internet or any other means of public expression, and to any person or entity (whether done anonymously or not), but shall not include any statement made in any Company legal or investigative matter in which a party is requested or required to participate.

6.

Compensation, Benefits, and Other Payments Pursuant to Paragraph 10(d) of the Employment Agreement. The Company and Executive agree that, unless the employment of Executive is terminated by the Company for Cause prior the Executive Officer Resignation Date, on the Executive Officer Resignation Date Executive will become entitled to all of the compensation, benefits, and other payments which are provided pursuant to Paragraph 10(d) of the Employment Agreement; for such purpose, the provisions of Paragraph 10(d) of the Employment Agreement are incorporated in this Paragraph 5 by this reference.  The compensation, benefits, and other payments provided pursuant to Paragraph 10(d) of the Employment Agreement will be payable to Executive in accordance with the terms and upon the conditions set forth below:

(a)

Executive’s Employment Termination Date is on March 31, 2021, and as such, the Executive will receive his final payment of base salary as an active employee of the Company on April 16, 2020.  Additionally, on that date, the Executive shall receive any Accrued Benefits as provided in Paragraph 10(d)(i) of the Employment Agreement.

(b)

The amount payable to Executive pursuant to Paragraph 10(d)(ii) of the Employment Agreement will be calculated at the time that Executive receives and provides the Company with a copy of his Internal Revenue Service Form W-2 (“W-2”) for 2020 and will be an amount equal to one hundred percent (100%) of the average of the Executive’s compensation shown in Box 1 (“Wages, tips, other compensation”) of the Executive’s W-2s for the three years of 2020, 2019 and 2018, and will be paid to Executive in equal installments on the Company’s regularly scheduled payroll dates over the twelve-month period following the Employment Termination Date upon the condition that the Executive has delivered the signed Release to the Companies and the Release has become irrevocable (the “Payment Commencement Date”). The foregoing notwithstanding, however, due to the Section 409A deferral requirements as outlined in paragraph 16(a) of this Agreement, any payments that would be paid to Executive under this provision in the months of April, May, June, July, August and September 2021 shall be deemed the “Delayed Payment” and shall not be paid to Executive until October 1, 2021, at which time, the entire Delayed Payment shall be paid to Executive in a lump sum, less applicable withholdings.

(c)

The Executive Officer Resignation Date shall serve as the "Termination Date" for purposes of Paragraph 10(d) of the Employment Agreement, except for paragraph 10(d)(iv) for which the Employment Termination Date shall serve as the Termination Date.  For clarification and avoidance of doubt, the payments provided in Section 5(b) above do not begin until the Employment Termination Date.  Because Executive will be entitled to continue to participate in the Company benefit plans as a non-executive employee through the Employment Termination Date as noted in 2(a)(i) above, and then for one (1) year from the Termination date at the Company’s expense as specified in Paragraph 10(d)(iv) of the Employment Agreement.  For clarification and the avoidance of doubt, because the Executive’s Employment Termination Date is on March 31, 2021, the Executive and Executive’s qualified beneficiaries will continue to receive benefit coverage as an employee through April 30, 2021 at the Company’s expense; thereafter, the Executive and Executive’s qualified beneficiaries shall receive post-employment benefits at the Company’s expense until April 30, 2022.

7.

Nonassignability. Except for those rights that may accrue to Executive’s family or estate in the event of his death or disability, neither this Agreement nor any right or interest of Executive under this Agreement shall be subject, in any manner, to anticipation, alienation, sale, transfer, assignment, pledge, encumbrance, or charge, whether voluntary or involuntary, by operation of law or otherwise, and any attempt at such will be void. No compensation or benefit due Executive under this Agreement shall in any way be subject to the debts, contracts, liabilities, engagements or torts of Executive or subject to attachment or legal process against Executive.

8.

Entire Agreement; Modification. Except as specifically set forth in Paragraph 4 and Paragraph 6 of this Agreement with respect to specified provisions of the Employment Agreement incorporated in this Agreement, this Agreement will supersede the Employment Agreement in its entirety as of the Executive Officer Resignation Date, and the Employment Agreement will cease to have any further force or effect from and after the Executive Officer Resignation Date. This Agreement sets forth the entire agreement and understanding of the promises concerning the subject matter of this Agreement and supersedes all prior agreements, arrangements, and understandings relating to that subject matter including, without   limitation, the Employment Agreement (except as specifically set forth in the preceding sentence). No term or provision of this Agreement may be modified or extinguished, in whole or in part, except by a writing which is dated and signed by the patties to this Agreement. No representation, promise, or inducement has been made to or relied upon by or on behalf of the Company or Executive concerning the subject matter of this Agreement which is not set forth in this Agreement. In particular, Executive acknowledges and agrees that he is not entitled to receive from the Company any severance, incentive, or other compensation or payment related to his services to the Company or the termination of his employment by the Company, other than the compensation and payments specifically set forth in this Agreement).

9.

Waiver. No term or condition of this Agreement shall be deemed to have been waived, nor shall there be an estoppel against the enforcement of any provision of this Agreement, except by a written instrument signed by the party charged with such waiver or estoppel.

10.	Notices. All notices or communications hereunder shall be in writing, addressed as follows:

To the Company:

CSG Systems International, Inc.

6175 S. Willow Drive, 10th Floor

Greenwood Village, CO 80112

Attn: General Counsel (gregory.cannon@csgi.com)

and

CSG Systems, Inc.

6175 S. Willow Drive, 10th Floor

Greenwood Village, CO 80112

Attn: General Counsel (gregory.cannon@csgi.com)

To Executive:

Bret C. Griess

24344 Leavenworth Circle

Waterloo, Nebraska 68069

Email:

and

Liza Getches

Shoemaker Ghiselli + Schwartz LLC

1811 Pearl Street

Boulder, Colorado 80302

All such notices shall be conclusively deemed to be received and shall be effective: (i) if sent by hand delivery, upon receipt, (ii) if sent by e-mail, telecopy or facsimile transmission, upon confirmation of receipt by the sender of such transmission, or (iii) if sent by registered or certified mail, on the fifth day after the day on which such notice is mailed.

11.

Source of Payments. All cash payments provided for in this Agreement will be paid from the general funds of the Company. Executive's status with respect to amounts owed under this Agreement will be that of a general unsecured creditor of the Company.

12.

Payment Acceleration upon Anticipated Change of Control. If the Company enters into any definitive agreement whereby all or substantially all of the assets or stock of the Company is to be acquired by an unrelated third party, then the Company agrees that it will pay to Executive within ten (10) business days after the signing such definitive agreement by the parties thereto all payments to which Executive is entitled under this Agreement but which are then unpaid. For avoidance of doubt, if the payment required under this Section 11 would cause additional taxes and interest to be incurred under Section 409A, then the provisions of Section 16 will be applied to avoid such a result.

13.

Federal Income Tax Withholding. The Company may withhold from any compensation or benefits payable under this Agreement all federal, state, city, or other taxes to the extent required pursuant to any law or governmental regulation or ruling.

14.

Severability. If any provision of this Agreement is held to be invalid, illegal or unenforceable, in whole or part, then such invalidity will not affect any otherwise valid provision, and all other valid provisions will remain in full force and effect.

15.	Counterparts. This Agreement may be executed in two or more counterparts, each of which will be deemed an original, and all of which together will constitute one document.

16.

Titles. The titles and headings preceding the text of the paragraphs and subparagraphs of this Agreement have been inserted solely for convenience of reference and do not constitute a part of this Agreement or affect its meaning, interpretation or effect.

17.	Section 409A Compliance.

(a)

Each payment under this Agreement, including each payment in a series of installment payments, is intended to be a separate payment for purposes of Treas. Reg. § 1.409A- 2(b), and is intended to be: (i) exempt from Section 409A of the Code, the regulations and other binding guidance promulgated thereunder ("Section 409A"), including, but not limited to, by compliance with the short-term deferral exemption as specified in Treas. Reg. § 1.409A-l(b)(4) and the involuntary separation pay exception within the meaning of Treas. Reg. § 1.409A- 1(b)(9)(iii), or (ii) in compliance with Section 409A, including, but not limited to, being paid pursuant to a fixed schedule or specified date pursuant to Treas. Reg. § 1.409A-3(a) and the provisions of this Agreement will be administered, interpreted and construed accordingly. Notwithstanding the foregoing provisions of this Agreement, if the payment of any compensation or benefits under this Agreement would be subject to additional taxes and interest under Section 409A because the timing of such payment is not delayed as provided in Section 409A(a)(2)(B)(i) of the Code, and Executive constitutes a specified employee within the meaning of Section 409A(a)(2)(B)(i) of the Code, then any such payments that Executive would otherwise be entitled to during the first six months following Executive's separation from service within the meaning of Section 409A(a)(2)(A)(i) of the Code shall be accumulated and paid on the date that is six months after Executive's separation from service (or if such payment date does not fall on a business day of the Company, the next following business day of the Company), or such earlier date upon which such amount can be paid under Section 409A without being subject to such additional taxes and interest.

(b)

All taxable reimbursements pursuant to this Agreement shall be made in accordance with Treas. Reg. § 1.409A-3(i)(l)(iv) such that the reimbursements will be deemed payable at a specified time or on a fixed schedule relative to a permissible payment event. Specifically, the amounts reimbursed under this Agreement during Executive's taxable year may not affect the amounts reimbursed in any other taxable year (except that total reimbursements may be limited by a lifetime maximum under a group health plan), the reimbursement of an eligible expense shall be made on or before the last day of Executive's taxable year following the taxable year in which the expense was incurred, and the right to reimbursement is not subject to liquidation or exchange for another benefit.

18.

Governing Law; Venue. This Agreement shall be construed and enforced in accordance with the laws of the State of Colorado. Any suit, action or other legal proceeding arising out of this Agreement shall be brought in the state or federal courts having jurisdiction in Denver, Colorado. Each of Executive and the Company consents to the jurisdiction of any such court in any such suit, action, or proceeding and waives any objection that he or it may have to the laying of venue of any such suit, action, or proceeding in any such court. If any dispute arises under this Agreement after a change in control of the Company has occurred, then the acquiring company shall pay the reasonable legal and associated fees of Executive reasonably incurred in connection with such dispute, regardless of the outcome of such dispute, unless it is determined that such dispute was initiated by Executive in bad faith and without a substantial basis in belief or fact.

19.	Terms. The term "affiliate" means any subsidiary, any officer, director or employee of the Company or any subsidiary, and any former officer, director or employee of the Company or any subsidiary.

20.

Successor Obligations. The Company will require any successor (whether direct or indirect, by purchase, merger, consolidation, or otherwise) to all or substantially all of the business and/or assets of the Company to assume expressly and agree to perform this Agreement in the same manner and to the same extent that the Company would be required to perform this Agreement if no such succession had taken place. As used in this Agreement, "Company" includes both the Company as defined above and any such successor to the Company's business and/or assets which assumes and agrees to perform this Agreement by operation of law or otherwise.

21.

Reimbursement of Professional Advisor Fees. The Company shall pay Executive's legal counsel and 2021 financial/tax advisor/preparation fees, up to $10,000.00, incurred in connection with Executive's resignation and separation from the Company and the negotiation of this Agreement, promptly upon receipt of documentation of such fees.

22.	Directors and Officers Insurance Coverage.

(a)

General. The Company hereby covenants and agrees that, so long as Executive shall continue to serve as an officer or director of the Company (or its subsidiaries or affiliates) and thereafter so long as Executive shall be subject to any possible proceeding by reason of the fact that Executive was an officer or director of the Company (or its subsidiaries or affiliates), the Company shall, subject to Section 2l(b) below, use reasonable efforts to obtain and maintain in full force and effect directors' and officers' liability insurance  ("D&O Insurance") in reasonable amounts from established and reputable insurers, and Executive shall be a covered party under such D&O Insurance to the maximum extent of the coverage available for any director or officer of the Company.

(b)

Commercial Reasonableness. Notwithstanding the foregoing, the Company shall have no obligation to obtain or maintain D&O Insurance if the Company determines in good faith that such insurance is not reasonably available, the premium costs for such insurance are disproportionate to the amount of coverage provided, or the coverage is reduced by exclusions so as to provide an insufficient benefit and D&O Insurance is in fact not provided for the other directors and officers of the Company.

(c)

Change in Control. In the event of a Change in Control pursuant to which the Company or any successor is obligated to provide D&O Insurance for a period of time following the effective date of the transaction or to purchase a D&O Insurance tail policy, Executive shall be a covered party under such D&O Insurance or tail policy to the maximum extent of the coverage available for any director or officer of the Company.

23.

Waiver and Release. Promptly after the Employment Termination Date, Executive and the Company will enter into a mutual waiver and release of all claims against the other (and in respect of the Company, its officers, directors, agents, and employees), whether known or unknown, in a form mutually acceptable to the Company and Executive. Such release shall, on the part of Executive, contain provisions customarily included in a release executed by an employee in consideration of payments or benefits received by the employee in connection with the employee's termination of employment, without waiving any of the Executive’s rights to payment hereunder.

IN WITNESS WHEREOF, the parties have executed this Agreement as of the date first above written.

CSG SYSTEMS INTERNATIONAL, INC.

By:	/s/ Rolland B. Johns
Rolland B. Johns
Executive Vice President and Chief
Financial Officer

CSG SYSTEMS, INC.

By:	/s/ Rolland B. Johns
Rolland B. Johns
Executive Vice President and Chief
Financial Officer

/s/ Bret C. Griess
Bret C. Griess